Exhibit 10.2
OIL AND GAS OPERATIONS AND SALE AGREEMENT
     THIS OIL AND GAS OPERATIONS AND SALE AGREEMENT (this “Agreement”) is effective as of January 1, 2006, by and between GREAT PLAINS EXPLORATION, LLC, an Ohio limited liability company (“Great Plains”), and JOHN D. OIL AND GAS COMPANY, a Maryland corporation (the “Company”).
     WHEREAS, the Company desires to receive services related to the operations of its oil and gas wells in Northeast Ohio (attached as Exhibit A is a list of the “Wells” as of the date hereof, subject to modification from time to time by the Company) from Great Plains and obtain the benefit of the experience of Great Plains in the oil and gas industry generally;
     WHEREAS, Great Plains is willing to provide Well Services (as hereinafter defined) to the Company and the compensation arrangements set forth in this Agreement are designed to compensate Great Plains for such services; and
     WHEREAS, the Company desires to sell and deliver to Great Plains, and Great Plains desires to purchase and accept from the Company, the Company’s production of natural gas under the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived here from, Great Plains and the Company hereby agree as follows:
     1. Engagement. The Company hereby engages Great Plains to provide Well Services and Great Plains hereby agrees to provide Well Services to the Company, all on the terms and subject to the conditions set forth below.
     2. Services of Great Plains. As requested by the Company, Great Plains hereby agrees during the Term (as hereinafter defined) to provide the following well services to the Company (“Well Services”):
(a)	drilling (until April 1, 2006, at which time the Company will assume responsibility for drilling activities);

(b)	well tending;

(c)	water supply and disposal; and

(d)	gathering (i.e., transporting the gas from the well to the main gas line).
The Company may discontinue, add, or reactivate any and all Well Services at any time during the Term by providing Great Plains with thirty (30) days written notice of any desired changes in Well Services.
     3. Personnel. Great Plains shall provide and devote to the performance of this Agreement such employees, agents and third party service providers of Great Plains as Great Plains shall deem appropriate for the furnishing of the Well Services.
     4. Compensation. As compensation for the Well Services, the Company agrees to pay Great Plains as follow:
(a)	for drilling, the actual cost of drilling charged by the third-party contractor, in addition to a management fee equal to seven percent (7%) of the drilling cost;

(b)	for well tending, three hundred dollars ($300) per Well per month;

(c)	for water supply and disposal, nine thousand dollars ($9,000) per Well until April 1, 2006, after which the Company will pay on an hourly basis at a rate of seventy dollars ($70) per hour; and

(d)	$0.30 per mcf (1,000 cubic feet) for gathering.
     5. Sale of Natural Gas. Company agrees to sell and to deliver to Great Plains all of the Company’s production of natural gas from the Wells and Great Plains agrees to purchase such natural gas; provided, however, if the total monthly volume of natural gas produced by the Company, Great Plains and its affiliated companies exceeds the volume sold by Great Plains to (a) Interstate Gas Supply, Inc. (“IGS”) pursuant to a Natural Gas Purchase Agreement, dated January 7, 2006, between Great Plains and IGS and (b) WPS Energy Services, Inc. (“WPS”) pursuant to a Base Contract for Sale and Purchase of Natural Gas, dated April 22, 2005, between Great Plains and WPS (WPS and IGS referred to collectively as “Purchasers of Natural Gas”), Great Plains shall be responsible for purchasing only the volume of natural gas produced by the Company calculated by multiplying (a) the total monthly volume of natural gas sold by Great Plains to Purchasers of Natural Gas by (b) the fraction expressed by dividing (x) the total monthly volume of natural gas produced by the Company by (y) the total monthly volume of natural gas produced by Company, Great Plains and its affiliated companies. Company will sell natural gas to Great Plains at the prices paid by Purchasers of Natural Gas pursuant to the terms and conditions set forth in the above-referenced agreements with Purchasers of Natural Gas, any future amendments or modifications thereto, and/or replacement agreements (“Purchase Agreements”). Great Plains may deduct from its remittance to the Company of the purchase price of the natural gas any applicable taxes, transportation costs of $0.95 per mcf, or Well Services fees due under this Agreement. Great Plains shall notify Company in the event of any material change to the Purchase Agreements with Purchasers of Natural Gas.
     6. Books and Records. Company shall have the right to inspect, examine, and copy the books, records, files and other documents maintained by Great Plains at all reasonable times and shall also have the right to question Great Plains, its employees, and agents in regard to the Well Services provided to the Company by Great Plains, charges for the Well Services, and the Company’s sale of natural gas to Great Plains.
     7. Insurance. Great Plains shall carry and maintain comprehensive general liability insurance, worker’s compensation insurance at statutory limits in accordance with the laws of the state(s) of operations covering all of Great Plains’ employees, and comprehensive automobile liability insurance with coverage in such amounts as customarily maintained by companies of similar size and engaged in similar lines of business. Upon the Company’s request, Great Plains shall deliver to the Company certificates of such insurance which stipulate that no less than thirty (30) days’ notice will be given to the Company prior to any termination or reduction of the limits of coverage. All stated insurance policies, where applicable, will designate the Company as an additional insured, without qualifications or limitations, as its interest may appear.
     8. Term. This Agreement shall be for a period of one (1) year from the effective date hereof and shall be extended for consecutive one (1) year periods unless terminated earlier. The Company may terminate this Agreement, with or without cause, upon sixty (60) days written notice to Great Plains. Great Plains may terminate this Agreement, with or without cause, upon 120 days written notice to the Company prior to the expiration of the Initial Term or any extension thereof. For purposes of this Agreement, the Initial Term, together with any extension thereof, shall be referred to herein as the “Term.”

     9. Indemnification. Great Plains shall indemnify the Company and hold the Company, its officers and employees harmless from and against all liability, loss, expenses or damages (including reasonable attorneys’ fees) however caused by reason of or arising from Great Plains’, its employee’s, agent’s or third party contractor’s performance, or nonperformance, as the case may be, of its obligations under or in connection with this Agreement, including but not limited to any injury (whether to body or property), including death, sustained by any person or entity to a person, entity or property. The terms of this Section 6 shall remain in full force and effect regardless of any termination or the completion of Great Plains’s services under this Agreement or the termination of this Agreement.
     10. Great Plains as Independent Contractor. Great Plains and the Company agree that Great Plains shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Great Plains nor its directors, officers, employees, or third party contractors shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company. No duties or obligations of Great Plains not expressed herein will be implied or inferred from this Agreement.
     11. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, two (2) business days after being deposited in the United States mail or one (1) business day after being sent by nationally recognized overnight courier service, postage prepaid, registered or certified mail, addressed to the applicable party as follows:
     If to Great Plains:
Great Plains Exploration, LLC
8500 Station Street, Suite 113
Mentor, OH 44060
Attn: President
     If to the Company:
John D. Oil and Gas Company
8500 Station Street, Suite 100
Mentor, OH 44060
Attn: President
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.
     12. Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of Great Plains and the Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Great Plains in connection with the subject matter hereof. The provisions of this Agreement may be amended, modified and waived only with the prior written consent of the Company and Great Plains.
     13. Severability. If any provision or provisions of this Agreement is held to be invalid or unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while most nearly preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remaining provisions of this Agreement and, to that extent, the provisions of this Agreement shall be deemed to be severable.
     14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.
     15. Assignment. Neither Great Plains nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other.
     16. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successor and permitted assigns of the parties.

     17. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
     18. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Ohio applicable to contracts made and performed in that State, without giving effect to the principles of conflicts of law.
     IN WITNESS WHEREOF, Great Plains and the Company have caused this Oil and Gas Operations and Sale Agreement to be duly executed and delivered on the date and year first above written.

GREAT PLAINS EXPLORATION, LLC

By:	/s/ Richard M. Osborne

Its: Managing Member

JOHN D. OIL AND GAS COMPANY

By:	/s/ Gregory J. Osborne

Its: President and Chief Operating Officer
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